Exhibit 12.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

January 16, 2025

MANSE USA LLC

100 Bogart Street

Brooklyn, New York 11206

Ladies and Gentlemen:

We are acting as counsel to MANSE USA LLC, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Offering Statement on Form 1-A, as amended (the “Offering Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the exempt offering and sale of up to 2,000,000 Nick Kyrgios Roy Contracts as described in the Offering Statement (the “Roys”).

As such counsel, we have participated in the preparation of the Offering Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant to give the opinions set forth below.

As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Roys have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms described in the Offering Statement and upon payment of the consideration provided for therein, the Roys will be legally issued, fully paid and non-assessable.

This opinion is based upon and expressly limited to the Delaware Limited Liability Company Act, as amended, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. The reference and limitation to the “Delaware Limited Liability Company Act “ includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 12.1 to the Offering Statement In giving the foregoing consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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